Exhibit 99.1

Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Dana Ripley (Media): dana.ripley@aig.com

AIG Announces Pricing of Corebridge Financial, Inc.

Initial Public Offering

NEW YORK CITY – Sept. 14, 2022 – American International Group, Inc. (NYSE: AIG) today announced that it has priced the initial public offering (“IPO”) of Corebridge Financial, Inc. (“Corebridge,” previously “SAFG Retirement Services, Inc.”) at USD 21 per share, and expects trading to begin tomorrow, Sept. 15, 2022. The offering is expected to close on Sept. 19, 2022, subject to customary closing conditions.

AIG, as the selling stockholder, is offering 80 million existing shares of common stock (out of 645 million total common shares) of Corebridge, corresponding to approximately USD 1.7 billion of gross proceeds. The shares will trade on the New York Stock Exchange under the ticker symbol “CRBG.”

AIG has also granted a 30-day option to the underwriters for the purchase of up to an additional 12 million shares of Corebridge common stock.

J.P. Morgan is acting as Global Coordinator and a Lead Active Bookrunner for the offering. Morgan Stanley and Piper Sandler are also acting as Lead Active Bookrunners for the offering. BofA Securities, Citigroup and Goldman Sachs & Co. LLC are acting as Active Bookrunners for the offering.

The offering of these securities is being made only by means of a prospectus. A registration statement relating to the IPO has been filed with, and declared effective by, the U.S. Securities and Exchange Commission on Sept. 14, 2022. Copies of the registration statement and the final prospectus, when available, may be obtained from: J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 1-866-803-9204 or by email at prospectus-eq_fi@jpmorganchase.com; Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; Piper Sandler & Co., Attention: Piper Sandler & Co., 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, or by telephone at 1-800-747-3924 or by email at prospectus@psc.com; BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC  28255, or by email at dg.prospectus_requests@bofa.com; Citigroup Global Markets Inc., Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 1-800-831-9146; and Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 1-866-471-2526 or by email at prospectus-ny@ny.email.gs.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

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About AIG

American International Group, Inc. (AIG) is a leading global insurance organization. AIG member companies provide a wide range of property casualty insurance, life insurance, retirement solutions and other financial services to customers in approximately 70 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG common stock is listed on the New York Stock Exchange.

About Corebridge Financial

Corebridge Financial makes it possible for more people to take action in their financial lives. With more than $350 billion in assets under management and administration as of June 30, 2022, Corebridge is one of the largest providers of retirement solutions and insurance products in the United States. We proudly partner with financial professionals and institutions to help individuals plan, save for and achieve secure financial futures.

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